Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT Mesa Laboratories, Inc.

This Executive Employment Agreement (the “Agreement”) is entered into on December 14, 2012, 2012 (the “Effective Date”) by and between Mesa Laboratories, Inc. (the “Company”) and                (“Executive”).

1.              Definitions. As used in this Agreement:

(a)              “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)              “Board” shall mean the Board of Directors of the Company.

(c)               “Cause” means

i.                       any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities as an employee and intended to result in substantial personal enrichment to Executive;

ii.                    conviction of a felony or a crime other than a misdemeanor;

iii.                 willful and negligent conduct endangering, or likely to endanger, the health or safety of another employee;

iv.                Executive’s willful and continued gross neglect of duties;

v.                   willful failure to follow lawful instructions of the Board

vi.                commission of theft, a material act of dishonesty or fraud, intentional falsification of employment or company records, or a criminal act that impairs the officer’s ability to perform his duties

vii.             the willful engaging by Executive in gross misconduct that is materially and demonstrably injurious to the Company; or

viii.          purposely falsifying or misrepresenting information on Company records.

(d)              “Change of Control” of the Company means and includes each and all of the following occurrences:

i.                       Any person is or becomes the Beneficial Owner, directly or indirectly, of voting securities of the Company representing more than 50% of the Company’s outstanding voting securities or rights to acquire such securities;

ii.                    Any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company;

iii.                 A plan of liquidation of the Company or an agreement for the sale or liquidation of the Company is approved and completed; or

iv.                The Board determines in its sole discretion that a Change of Control has occurred, whether or not any event described above has occurred or is contemplated.

v.                   The term Change of Control shall not include either of the following events undertaken at the election of the Company:

1.                   Any transaction, the sole purpose of which is to change the jurisdiction of the Company’s incorporation; or

2.                   A transaction, the result of which is to sell all or substantially all of the assets of the Company to another corporation (the “surviving corporation”); provided that the surviving corporation is owned directly or indirectly by the stockholders of the Company immediately following such transaction in substantially the same proportions as their ownership of the Company’s common stock immediately preceding such

Executive Employment Agreement - Mesa Laboratories, Inc.	Initials: Exec: Mesa:

                             transaction; and provided, further, that the surviving corporation expressly assumes this Agreement.

(e)               “Code” means the Internal Revenue Code of 1986, as amended.

(f)                “Company” or “Mesa” means Mesa Laboratories, Inc., a Colorado corporation, and any successor as provided in Section 11 hereof.

(g)               “Current Monthly Salary” means the highest monthly base salary rate that was paid to Executive by the Company in the 12-month period prior to the Termination Date;

(h)              “Disability” means that, as of the Termination Date, Executive was unable to perform the duties of Executive’s position for a period of 180 consecutive days as the result of incapacity due to physical or mental illness.

(i)                  “Good Reason” means the occurrence of one of the following without Executive’s express written consent: (i) a significant reduction of Executive’s duties, position or responsibilities, or Executive’s removal from such position and responsibilities, unless Executive is offered a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation, title and status); (ii) a reduction by the Company in Executive’s total cash compensation (base salary and target bonus) as in effect immediately prior to such reduction, unless the majority of executive officers of the Company are required to accept a similar reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced, unless the majority of executive officers of the Company are required to accept a similar reduction; (iv) Executive is requested to relocate (except for office relocations that would not increase Executive’s one way commute by more than 50 miles); or (v) the failure of the Company to obtain the assumption of this Agreement pursuant to Section 11.

(j)                 “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a group as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as Trustee).

(k)              “Termination Date” means the date on which Executive’s employment with Mesa ends.

2.              Employment of Executive; Position and Duties. As of the Effective Date, Executive shall be employed by the Company as                               , on the terms and conditions provided herein. In this role of                           , Executive shall have the duties, roles and responsibilities traditionally assigned to the                                  of a public company and shall report to the                      of the Company. Executive agrees to devote his full business time and attention to his duties.

3.              Effective Date and Term of Employment. This Agreement shall commence and be effective as of the Effective Date and shall be of indefinite term unless terminated pursuant to the provisions hereof.  The period during which this Agreement is effective is referred to as the “Term of Employment”.

4.              Executive’s Compensation. Executive’s compensation shall include the following:

(a)              Annual Base Salary. Executive’s annual base salary shall be                     , payable in accordance with the Company’s normal payroll practices for its executive officers. The annual base salary may be increased or decreased from time to time at the discretion of the Compensation Committee of the Board.

(b)              Annual Bonus. Executive shall be eligible to participate in the Company’s annual executive cash bonus plan as in effect from time to time, with the opportunity to receive an annual award each fiscal year of the Company ending during the Term of Employment in accordance with the terms and conditions of such plan.

(c)               Stock Option Awards. Within the first 30 days of each fiscal year, Executive shall be granted stock options and/or restricted stock awards under the Company’s stock option plan as in effect from time to time.  The number of options awarded, the vesting schedule, the grant price, the term of the options, and the terms and conditions of the award will be determined by the Compensation Committee of the Board.

(d)              Fringe Benefits and Expense Reimbursement. Executive shall receive benefits and perquisites of employment similar to those as have been customarily provided to the Company’s other executive officers, including but not limited to health insurance coverage, 401(K) matching benefits, short-term disability benefits and paid time off (PTO), in each case in accordance with the plan documents or policies that govern such benefits. The Company shall reimburse Executive for all ordinary and necessary business expenses in accordance with established Company policy and procedures.

5.              Termination of Employment.

(a)              Resignation. Executive may resign from employment at any time effective upon 90 days prior written notice to the Board. During the 90-day notice period, Executive will continue to perform duties and abide by all other terms and conditions of this Agreement. Additionally, Executive will use his/her best efforts to effect a smooth and effective transition to whomever will replace Executive if so identified during such 90-day notice period. The Company reserves the right to accelerate the Termination Date. If Executive resigns during the Term of Employment without Good Reason, the Company shall have no liability to Executive under this Agreement other than that the Company shall pay Executive’s base salary and benefits through the Termination Date, it being understood that any unvested stock options as of the Termination Date shall be forfeited. Executive, however, will continue to be bound by all provisions of this Agreement that survive termination of employment.

(b)              Termination for Cause. If the Company determines to terminate Executive’s employment during the Term of Employment for Cause, the Company shall have no liability to Executive other than to pay Executive’s wages and benefits through the Termination Date, it being understood that any unvested stock options as of the Termination Date shall be forfeited. Executive, however, will continue to be bound by all provisions of this Agreement that survive termination of employment. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board (excluding Executive, if Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive if he/she so desires, to be heard before the Board), finding that, in the good faith opinion of the Board, Cause exists.

(c)               Termination Without Cause or for Good Reason. If Executive’s employment with the Company is terminated on account of (i) an involuntary termination by the Company without Cause or (ii) a voluntary termination by Executive for Good Reason, then subject to (x) Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company and (y) Sections 6 and 9 below:

i.      Executive will be entitled to severance payments, as follows:

1.              Executive’s then Current Monthly Salary will continue to be paid to Executive within ten (10) business days after the end of every month for: (i) a period of twelve (12) months after the Termination Date, or (ii) in the case of a termination that occurs immediately prior to or within two (2) years following a Change of Control, for a period of twenty four (24) months after the Termination Date (the “Salary Continuation”);

2.              Executive’s prorated annual bonus for the fiscal year in which Executive’s termination occurs (the “Pro Rata Bonus”), such Pro Rata Bonus to be determined by reference to the bonus that Executive would have earned based on actual performance for the relevant fiscal year had Executive’s employment not terminated, with the resulting amount pro-rated to reflect the number of days elapsed in the fiscal year, through and including the Termination Date; and

3.              The same percentage of Company-paid health benefits, including medical, dental and vision, as were provided to the Executive and the Executive’s family under plans of the Company as of the Termination Date, and for the same term as the Salary Continuation benefits. Notwithstanding the foregoing, the Company may, at its option, satisfy any requirement that the Company provide coverage under any plan by instead providing coverage under a separate plan or plans providing coverage that is no less favorable. Notwithstanding the foregoing, the Company’s obligation to provide health benefits shall end at such time as Executive obtains health benefits through another employer or otherwise in connection with rendering services for a third party, and Executive shall have an obligation to notify the Company within 30 days after first receiving such health benefits

ii.               In addition to the payments and benefits provided under Section 5(c)(i), stock options, restricted stock, performance shares and/or stock appreciation rights (collectively “Stock Incentives”) shall be handled as follows:

1.              In the case of a voluntary termination or an involuntary termination with Cause, the vesting and exercise of Stock Incentives will be governed by the terms and conditions of the underlying Stock Incentive plan, then in effect.

2.              In the case of an involuntary termination without Cause, at the discretion of the Board, all, or a portion, of outstanding unvested Stock Incentives may immediately be 100% vested as of the Termination Date and the conditions and timing of the exercises of the Stock Incentives may be altered by the Board.

3.              In the case of an involuntary termination associated with a Change of Control, all outstanding unvested Stock Incentives will immediately be 100% vested as of the Termination Date and the period during which the Stock Incentive is exercisable shall be extended to the full term of the option, subject to the terms, conditions and restrictions of the respective Stock Incentive plan.

4.              Notwithstanding the foregoing, in no event will the 100% vesting apply to Stock Incentives if the 100% vesting would cause adverse tax consequences for the Company under Code Sec. 409A, unless these adverse tax consequences for the Company were mitigated by Executive.

(d)              Death or Incapacity. The employment of Executive shall automatically terminate upon Executive’s death or upon the occurrence of a disability that renders Executive incapable of performing the essential functions of his/her position within the meaning of the Americans With Disabilities Act of 1990. For all purposes of this Agreement, any such termination shall be treated in the same manner as an involuntary termination without Cause, as described in Section 5(c) above, and Executive, or Executive’s estate, as applicable, shall receive all consideration, compensation and benefits that would be due and payable to Executive for an involuntary termination without Cause, provided, however, that such consideration, compensation and benefits shall be reduced by any death or disability benefits (as applicable) that Executive or his estate or beneficiaries (as applicable) are entitled to pursuant to plans or arrangements of the Company.

(e)               Ninety Day Probation.  Notwithstanding the foregoing, if Executive’s employment is terminated for any reason during the first 90 days of the Term of Employment, any or all of the benefits described in this Agreement may be reduced or eliminated at the discretion of the Board.

6.              Parachute Payments. In the event that any payment or benefit received or to be received by Executive in connection with Executive’s termination of employment with the Company (collectively, the “Severance Parachute Payments”) would (i) constitute a parachute payment within the meaning of Section 280G of the Code or any similar or successor provision to Section 280G and (ii) but for this Section 6, be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision to Section 4999 (the “Excise Tax”), then such Severance Parachute Payments shall be reduced to the largest amount, or the payment timeframe will be extended, which would result in no portion of the Severance Parachute Payments being subject to the Excise Tax. In the event any reduction or extension of benefits is required pursuant to this Agreement, Executive will be allowed to choose which benefits hereunder are reduced or extended (e.g., reduction first from cash benefits, then from the vesting acceleration). Any determination as to whether a reduction or extension is required under this Agreement and as to the amount of such reduction or extension shall be made in writing by an independent public accountant appointed for this purpose by the Company (the “Accountants”) prior to, or immediately following, the Termination Date, whose determinations shall be conclusive and binding upon Executive and the Company for all purposes. If the Internal Revenue Service (the “IRS”) determines that the Severance Parachute Payments are subject to the Excise Tax, then the Company or any related corporation, as their exclusive remedy, shall seek to enforce the provisions of Section 9 hereof. Such enforcement of Section 9 below shall be the only remedy, under any and all applicable state and federal laws or otherwise, for Executive’s failure to reduce or extend the Severance Parachute Payments so that no portion thereof is subject to the Excise Tax. The Company or related corporation shall reduce or extend the Severance Parachute Payments in accordance with this Section 6 only upon written notice by the Accountants indicating the amount of such reduction, if any. The Company shall bear all costs for the Accountants in connection with any calculations contemplated by this Agreement.

7.              Other Agreements. Executive agrees to adhere to the terms of separate agreements involving non-competition and confidentiality that were executed in connection with Executive’s employment with the Company.  Such agreements are attached to this Agreement and are hereby incorporated by reference.

8.              Indemnification. The Company shall maintain Directors and Officers liability coverage pursuant to which Executive shall be a covered insured. Executive shall receive indemnification in accordance with the Company’s Bylaws in effect as of the date of this Agreement. Such indemnification shall be contractual in nature and shall remain in effect notwithstanding any future change to the Company’s Bylaws.

                        To the extent not otherwise limited by the Company’s Bylaws in effect as of the date of this Agreement, in the event that Executive is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding (including those brought by or in the right of the Company), whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he is or was an officer, employee or agent of or is or was serving the Company or any subsidiary of the Company, or is or was serving at the request of the Company or another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by law against all expenses, liabilities and losses (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, provided Executive acted within the scope of his employment. Such right shall be a contract right and shall include the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by Executive in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by Executive while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding will be made only upon delivery to the Company of an undertaking, by or on behalf of Executive, to repay all amounts to the Company so advanced if it should be determined ultimately that Executive is not entitled to be indemnified under this section or otherwise.

9.              Remedy. If, notwithstanding the reduction described in Section 6 hereof, the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of a Severance Parachute Payment, then Executive shall, subject to the provisions of this Agreement, be obligated to pay to the Company (the “Repayment Obligation”) an amount of money equal to the Repayment Amount (defined below). The “Repayment Amount” with respect to the Severance Parachute Payments shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net proceeds with respect to any Severance Parachute Payments (after taking into account the payment of the Excise Tax imposed on such Severance Parachute Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to the Severance Parachute Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Severance Parachute Payment. If the Excise Tax is not eliminated through the performance of the Repayment Obligation, Executive shall pay the Excise Tax. The Repayment Obligation shall be performed within thirty (30) days of either (i) Executive entering into a binding agreement with the IRS as to the amount of the Excise Tax liability or (ii) a final determination by the IRS or a decision by a court of competent jurisdiction requiring Executive to pay the Excise Tax with respect to the Severance Parachute Payments from which no appeal is available or is timely taken.

10.       No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in Section 5 hereof by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income Executive receives for services rendered for the Company after the Termination Date.

11.       Company’s Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section 11, the Company includes any successor to its business or assets as aforesaid which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

12.       Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after deposit with postal authorities transmitted by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addressees set forth on the last page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.       Amendment or Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless Executive and the Company agree to such amendment, modification, waiver or discharge in writing. No waiver by either party at any time of the breach of, or lack of compliance with, any conditions or provisions of this Agreement shall be deemed a waiver of the provisions or conditions hereof.

14.       Sole Agreement. This Agreement represents the entire agreement between Executive and the Company with respect to the matters set forth herein and supersedes and replaces any prior agreements in their entirety, including the “CHANGE OF CONTROL SEVERANCE AGREEMENT” dated December 1, 2011, if applicable. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement will be made by either party which are not set forth expressly herein. No future agreement between Executive and the Company may supersede this Agreement unless it is in writing.

15.       Executive’s Successors. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

16.       Funding. This Agreement shall be unfunded. Any payment made under the Agreement shall be made from the Company’s general assets.

17.       Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

18.       Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19.       Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

20.       Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

21.       Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Colorado (including its conflict of laws provisions). This Agreement is intended to comply with Section 409A of the Code and the regulations promulgated thereunder.

22.       Resolution of Disputes; Arbitration. Any dispute arising out of or relating to this Agreement or Executive’s employment with the Company or the termination or expiration thereof shall be resolved first by negotiation between the parties. If such negotiations leave the matter unresolved after 60 (sixty) days, then such dispute or claim shall be resolved by binding confidential arbitration, to be held in Denver, Colorado, in accordance with the rules of the American Arbitration Association. The arbitrator in any arbitration provided for herein shall be mutually selected by the parties or in the event the parties cannot mutually agree, then appointed by the

American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties shall be responsible for their own costs and expenses under this Section 22.

23.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement is executed effective as of the Effective Date set forth above.

Mesa Laboratories, Inc.	Executive:
12100 W 6th Ave
Lakewood, CO 80228	Address: